Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

Financial Earnings Release

May 19, 2006

Contacts: Charles B. Lang, President

Stephen A. Beadnell, Chief Financial Officer

Phone: (330) 385-9200

Fax: (330) 386-7452

For Immediate Release

Tri-State 1st Banc Reports Quarterly

Earnings

East Liverpool, OH. -- Tri-State 1st Banc, Inc. (NASDAQ "TSEO"), the parent company of 1st National Community Bank, Gateminder Corporation and MDH Investment Management, Inc. today reported net income for the first quarter ended March 31, 2006 of $96,000 or $0.11 per diluted share. This compares to net income from the same prior year period of $155,000 or $0.18 per share. On a per share basis, net income decreased by $0.07 or 38.9% for the quarter.

Charles B. Lang, President, stated; "Gateminder Corporation, our ATM management company for merchants and financial institutions, is the smallest of the three subsidiaries of the corporation in terms of its contribution to profitability. For the first quarter of 2006 it had the greatest improvement in dollar amount and percentage increase of net income compared with the first quarter of 2005."

"MDH Management, Inc., our fee based investment management company, provides the best return on capital and has proven to be the most consistent contributor to profits of the corporation. Net income was down modestly at MDH but the pre-tax income was greater than the same quarter of the prior year as a result of stock market gains and growth of assets under management."

"The Bank is the oldest and largest contributor to profits of the corporation. It had the greatest influence on the decline in net income in the first quarter. The Bank was not spared from the interest margin squeeze that has negatively impacted the earnings of most community banks this year. Bank management is implementing some strategic actions to help improve earnings for the balance of the year. The results of these actions may begin to make a difference as early as the second quarter of the year."

Press Release

May 19, 2006

1st National Community Bank operates seven banking offices, five in Columbiana County, Ohio, and one each in Hancock, West Virginia and Beaver County, Pennsylvania. 1st Bank was the only subsidiary when the one-bank holding corporation was organized in 1996. The Office of the Comptroller of the Currency chartered the Bank in June of 1987 as a national banking association. There are presently 74 employees of the Bank.

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